Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form F-3 (File No. 333-261898, 333-252688, and 333-251297) and the Registration Statements on Form S-8 (File No. 333-255251) of our report dated August 16, 2022 relating to the audit of the consolidated statements of financial position of Dragon Victory International Limited (the “Company”) as of March 31, 2022 and 2021, and the related consolidated statements of profit and loss and comprehensive income (loss), changes in equity, and cash flows for each of the years in the three-year period ended March 31, 2022, which appears in the Form 20-F filed by the Company with the U.S. Securities Exchange Commission on August 16, 2022.

/s/ WWC, P.C.

WWC, P.C.

Certified Public Accountants

PCAOB ID No.1171

San Mateo, California

August 16, 2022